Exhibit 99.1

Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

Kimco Realty Appoints Valerie Richardson to its Board of Directors

NEW HYDE PARK, NEW YORK — June 5, 2018 — Kimco Realty Corp. (NYSE:KIM) today announced that Valerie Richardson, Vice President of Real Estate for The Container Store, Inc. and Chairman of the International Council of Shopping Centers (ICSC), has been appointed to the company’s Board of Directors. Her term will begin immediately. With Ms. Richardson’s appointment, Kimco’s Board has expanded to include ten members.

Ms. Richardson has over 35 years of experience in retail real estate, working for brands such as Ann Taylor, Barnes & Noble and most recently, The Container Store, where she has led the real estate team for nearly 18 years. An active industry participant and advocate, Ms. Richardson was recently elected Chairman of the ICSC for the 2018-2019 term, after having served on that organization’s Board of Trustees since 2004. She is the first ICSC Chairman to come to the post from an active retail company.

"The breadth and depth of Valerie’s retail experience and her exceptional character and leadership make her a valuable addition to our Board of Directors,” said Milton Cooper, Kimco’s Executive Chairman. “Valerie’s appointment enhances and complements the diverse set of skills and experience among our Board members, and reflects our steadfast commitment to staying ahead of the changes during this transformative period in retail.”

“We look forward to the unique insight and perspective Valerie will bring from her work in the retail side of the business," said Conor Flynn, Kimco’s Chief Executive Officer. "Her experience in leading the real estate strategies for several major brands will be an important asset for Kimco as we continue to make strides towards our 2020 Vision and strategically position our portfolio for the future of retail.”

In her role at The Container Store, Ms. Richardson is responsible for site evaluation and lease negotiation, along with the coordination of store design and construction for the brand’s nationwide expansion program. Prior to joining The Container Store, Ms. Richardson served as Senior Vice President of Real Estate and Development for Ann Taylor, Inc., where she administered the store expansion strategy of both Ann Taylor and Ann Taylor Loft. She also previously worked as Vice President of Real Estate and Development for Barnes & Noble, Inc. Ms. Richardson began her real estate career at the Dallas-based development firm Trammell Crow Company. She earned an MBA in Real Estate from the University of North Texas and a bachelor’s degree in Education from Texas State University.

About Kimco

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that is one of North America’s largest publicly traded owners and operators of open-air shopping centers. As of March 31, 2018, the company owned interests in 475 U.S. shopping centers comprising 81 million square feet of leasable space primarily concentrated in the top major metropolitan markets. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 60 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

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CONTACT:

David F. Bujnicki

Senior Vice President, Investor Relations and Strategy

Kimco Realty Corp.

1-866-831-4297

dbujnicki@kimcorealty.com

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